Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Fourth Quarter and Fiscal Year 2011 Financial Results
Monday, February 13, 2012 4:45 pm EDT

Company Exceeds Quarterly Guidance and Reports Record Revenue for fiscal 2011

HAYWARD, Calif., February 13, 2012 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the fourth quarter and fiscal year 2011 ended December 30, 2011.

Revenue for the fourth quarter of 2011 was $86.9 million, a decrease of 17.5% from the third quarter of 2011 and a decrease of 27.8% from the same period a year ago.  Semiconductor revenue was 79.6% of total revenue for the fourth quarter compared to 66.2% in the previous quarter and revenue outside the U.S. accounted for 29% of the total revenue for the fourth quarter compared to 28% for the previous quarter. Gross margin for the fourth quarter of 2011 was 11.0%, compared to 12.2% for the third quarter of 2011 and 12.3% for the fourth quarter a year ago.

The company recorded net income of $7.8 million, or $0.34 per share in the fourth quarter of 2011 compared to net income of $3.2 million, or $0.14 per share in the third quarter of 2011 and net income of $3.9 million, or $0.17 per share for the fourth quarter of 2010.  An income tax benefit of $6.4 million was recorded in the fourth quarter of 2011. In the second quarter of 2009, UCT recorded a tax valuation allowance, reducing its consolidated deferred tax assets by $7.0 million.  Each quarter, we have evaluated our cumulative profits along with other assumptions, in order to evaluate the reasonableness of maintaining the valuation allowance on our balance sheet.  During Q4 2011, we determined that there was enough substantive evidence to reverse a majority of the valuation allowance.  As a result, a tax benefit of $6.4 million, or $0.28 per share, was recorded during the fourth quarter of 2011.

For fiscal year 2011 revenue was $452.6 million, an increase of $9.5 million, or 2.1%, over 2010. Gross margin for fiscal year 2011 was 13.0% compared to 13.3% for the same period a year ago. The company recorded net income of $23.7 million, or $1.01 per share for fiscal year 2011 compared to net income of $20.1 million, or $0.87 per share, for fiscal year 2010.  Net income for fiscal year 2011 includes the tax benefit of $6.4 million, or $0.28 per share resulting from the reversal of the valuation allowance reported in the results for the fourth quarter of 2011.

Cash at the end of the fourth quarter 2011 was $52.0 million, an increase of $14.1 million from the prior quarter.  Net liquidity was $27.3 million, an increase of $15.0 million from the prior quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer, stated: “As anticipated we experienced lower demand during the fourth quarter, primarily from our high brightness LED customers. However, we are very pleased that we were able to exceed both our revenue and EPS guidance for the quarter. We believe that we are at the bottom of this market decline and expect our operating results to be significantly better in the next quarter.  I am proud of the success we have had in maintaining a strong balance sheet during this period, as we were able to grow our cash position by $14.1 million for the quarter to an all-time high of $52.0 million.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “Revenue guidance for the first quarter 2012 is $105 million to $110 million, with earnings per share in the range of $0.15 to $0.18. This projection reflects increases in demand by our customers during the first quarter of 2012. We are forecasting a tax rate of 24% for the first quarter.”

Ultra Clean will conduct a conference call today, Monday, February 13, beginning at 1:45 p.m. PST at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 855-859-2056 (domestic) and 404-537-3406 (international). The confirmation number for the live broadcast and replay is 42265100 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include estimates made with respect to our first quarter 2012 revenue and earnings per share, and our expectations regarding improvements in our operating results and the markets we serve for the first quarter of fiscal 2012. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended		For the twelve months ended
	December 30, 2011	December 31, 2010	December 30, 2011	December 31, 2010
Sales	$86,873	$120,303	$452,639	$443,134

Cost of goods sold	77,278	105,532	393,647	383,993

Gross profit	9,595	14,771	58,992	59,141

Operating expenses:
Research and development	1,262	1,536	5,556	5,487
Sales and marketing	1,503	1,959	7,257	6,887
General and administrative	5,274	5,516	22,633	21,290
Total operating expenses	8,039	9,011	35,446	33,664

Income from operations	1,556	5,760	23,546	25,477

Interest and other income (expense), net	(96)	(131)	(1,106)	(667)

Income before income taxes	1,460	5,629	22,440	24,810

Income tax provision (benefit)	(6,341)	1,733	(1,294)	4,713

Net income	$7,801	$3,896	$23,734	$20,097

Net income per share:
Basic	$0.34	$0.18	$1.05	$0.92
Diluted	$0.34	$0.17	$1.01	$0.87

Shares used in computing
net income per share:
Basic	22,850	22,051	22,689	21,799
Diluted	23,279	23,030	23,437	22,975

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 30,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$52,013	$34,654
Accounts receivable	40,830	54,589
Inventory	55,473	59,288
Other current assets	12,000	5,935
Total current assets	160,316	154,466

Equipment and leasehold improvements, net	10,009	8,971
Purchased intangibles, net	8,987	8,987
Other non-current assets	5,183	571
Total assets	$184,495	$172,995

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$2,931	$4,110
Accounts payable	29,379	45,957
Other current liabilities	10,628	7,654
Total current liabilities	42,938	57,721

Bank debt and other long-term liabilities	24,272	27,765
Total liabilities	67,210	85,486

Stockholders' equity:
Common stock	105,501	99,459
Retained earnings/(deficit)	11,784	(11,950)
Total stockholders' equity	117,285	87,509
Total liabilities and stockholders' equity	$184,495	$172,995